UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 12, 2013

ANI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

210 Main Street West Baudette, Minnesota	56623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (218) 634-3500

BioSante Pharmaceuticals, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on July 12, 2013, the Board of Directors of BioSante Pharmaceuticals, Inc. (n/k/a ANI Pharmaceuticals, Inc.)(the “Company”) appointed Daniel Raynor to serve as a director of the Company, effective immediately. Mr. Raynor is a co-managing member of Argentum Investments, LLC, the managing member of the general partner of Argentum Capital Partners II, L.P. (“ACP II”), which beneficially holds approximately 5.9% of the Company’s capital stock.

The recent history of ACP II’s investments in the Company is incorporated herein by reference to “Management of the Combined Company Following the Merger - Certain Relationships and Related Transactions - ANI Related Transactions - Investments by Related Parties” on pages 279 through 283 of the Company’s proxy statement/prospectus filed with the Securities and Exchange Commission on May 8, 2013 (File No. 333-188174).

As also previously disclosed, the Board of Directors on July 12, 2013 approved the grant of options to its non-management directors and its executive officers. The grant of options to the Company’s executive officers is subject to approval by the Company’s stockholders of an amendment to the Company’s 2008 Stock Incentive Plan to increase the number of shares authorized for issuance under the Plan. For further information on the above matters, please refer to the Company’s current report on Form 8-K filed on July 16, 2013 (File No. 001-31812), which is incorporated herein by reference.

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 17, 2013, the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Amendment”) to effect a 1-for-6 reverse stock split of its common stock and class C special stock, a proportional reduction in the number of authorized shares of its common stock, class C special stock and blank check preferred stock, and a change in its name from “BioSante Pharmaceuticals, Inc.” to “ANI Pharmaceuticals, Inc.” The Amendment became effective at 5:01 p.m., EDT, on July 17, 2013.

As disclosed in Item 5.07 of this report, on July 17, 2013, the Company’s stockholders had approved a proposal authorizing the Company’s Board of Directors, in its discretion, to implement a reverse stock split at a ratio of not less than 1-for-4 and not more than 1-for-7 and a corresponding reduction in the number of authorized shares.  Subsequently, on July 17, 2013, the Board of Directors approved the reverse stock split at a ratio of 1-for-6.

At the effective time of the reverse stock split, every six shares of the Company’s pre-split common stock and pre-split class C special stock were automatically combined into one share of common stock or class C special stock, as applicable. No fractional shares are being issued as a result of the reverse stock split, and holders of common stock who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the closing sale price of the Company’s common stock on July 17, 2013.

As a result of the reverse stock split, any options, warrants and rights outstanding as of the effective time that are subject to the reverse split are adjusted consistent with the terms of those options, warrants and rights.

The reverse stock split does not alter the par value of the common stock or class C special stock or modify any voting rights or other terms of the common stock or class C special stock.

The Amendment is filed as Exhibit 3.1 to this report and is incorporated by reference herein. A press release issued by the Company on July 18, 2013 is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 5.07.              Submission of Matters to a Vote of Security Holders.

A Special Meeting of Stockholders of the Company was held on July 17, 2013. The final results of the stockholder votes on each proposal brought before the meeting were as follows:

	For	Against/ Withheld	Abstain	Broker Non-Votes

Proposal No. 1—Authorize the Board to Effect a Reverse Split of Common and Class C Special Stock and a Proportional Reduction in Authorized Shares	43,474,668	3,991,476	146,505	0

Proposal No. 2—Change the Name of the Company to “ANI Pharmaceuticals, Inc.”	45,841,902	1,627,051	143,696	0

Proposal No. 3—Ratify Selection of EisnerAmper LLP as Independent Registered Public Accountants	45,619,760	1,644,002	348,887	0

Proposal No. 4—Adjourn the Meeting, if Necessary, to Solicit Additional Proxies	44,075,933	3,343,387	193,329	0

Each of the proposals was therefore approved by the Company’s stockholders by the required vote.

Item 9.01.               Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment of the Company’s Restated Certificate of Incorporation.

99.1	Press Release, dated July 18, 2013, of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSANTE PHARMACEUTICALS, INC.

	By:	/s/ Arthur S. Przybyl
Arthur S. Przybyl
President and Chief Executive Officer
Dated: July 18, 2013